EXHIBIT 99.1

                       PROFILE TECHNOLOGIES ANNOUNCES THE
                           DEATH OF ITS BOARD CHAIRMAN

New York, September 30, 2002--Profile Technologies, Inc. (PRTK.OB), the owner of a patented technology for utilizing electromagnetic waves to detect external corrosion on pipelines and other structures, reported today that its Chairman,
G. L. Scott died unexpectedly of a stroke on Sunday, September 29, 2002.

     Mr. Scott has been Chairman of the Board of Profile Technologies, Inc. since 1988 and served as the Company's Chief Executive Officer until October 2000. Although no successor has yet been chosen, the Company plans to propose a successor in its annual proxy statement to be filed with the Securities and Exchange Commission on or before October 18, 2002.

     Mr. Henry Gemino, the Company's Chief Executive Officer, says that "over the years, G.L. has provided Profile Technologies with outstanding leadership and vision. We will miss not only his strong character and wise counsel, but also his friendship."

     Mr. Murphy Evans, the Company's President, has said that, "although we have suffered a great loss, the Company's management team is intent on continuing the pursuit of its business plan."


Cautionary Statement:

This Press Release contains forward-looking statements that are based on the Company's current expectations, beliefs, and assumptions about the industry and markets in which the Company operates. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results to be materially different from what is expressed in these statements, and no assurance can be given that the Company can successfully implement its core business strategy and improve future earnings.

Such factors include the following: the Company's current critical need for additional cash to sustain existing operations and to finance additional growth; the Company's ability to market and provide products and services on a timely basis; the assumption that there will be no material adverse competitive or technological change with respect to the Company's business; the assumption that the demand for the Company's products and services will significantly increase, and that there will be no material adverse change in the Company's operations, business or governmental regulation affecting the Company or its customers. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in the Company's SEC filings, which include a more complete discussion of the risks that could affect the Company and its business and operations.

CONTACT: Philip L. Jones
         Profile Technologies, Inc.
         (412)741-5649
         jonespl@profiletech.net


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